EXHIBIT (4)(e)



                         AMENDMENT NO. 4
                                TO
                   LOAN AND SECURITY AGREEMENT

     This Amendment No. 4 dated as of December 7, 1995 (this "Amendment"), is entered into among BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), THE BANK OF NEW YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, a national banking association ("Boatmen's") (BABC, BNYCC, and Boatmen's and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of BABC, BNYCC, and Boatmen's and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation (the "Parent"), and LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation ("Laclede Mid America") (the Parent, Laclede Chain, and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of Parent, Laclede Chain, and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").


                       W I T N E S S E T H:

     WHEREAS, the Borrowers, the Lenders, and the Agent are parties to a certain Loan and Security Agreement, dated as of September 7, 1994 (the "Loan Agreement"); and

     WHEREAS, the Loan Agreement was amended by Amendment No. 1 dated as of February 15, 1995 to Loan and Security Agreement, Amendment No. 2 dated as of April 30, 1995, to Loan and Security Agreement, and by Amendment No. 3 dated as of June 1, 1995, to Loan and Security Agreement (the Loan Agreement, as amended, supplemented, and modified to the date hereof being hereinafter referred to as "Amended Loan Agreement"). Capitalized terms used herein but not defined herein shall have the meanings provided in the Amended Loan Agreement; and

     WHEREAS, the Borrowers, the Lenders, and the Agent have agreed to further amend the Amended Loan Agreement on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, and the Agent hereby agree as follows:

     Section 1.     Amendment of Amended Loan Agreement.
Effective this date, subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Amended Loan
Agreement is hereby further amended as follows:

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          (a)  The amount of "$5,300,000" which appears twice in
clause "(i)" of the definition of "Capital Expenditures" contained in Section 1.1 is hereby replaced with the amount
"$10,000,000."

          (b) The definition of "Eligible Inventory" contained in Section 1.1 is hereby amended by the addition of the following sentence:

     "Notwithstanding the foregoing, the Inventory of Parent consisting of repair parts, material handling materials, packaging materials, and shipping materials (hereinafter collectively, "Spare Parts and Packing Inventory") will be included, to the extent otherwise eligible, in the Eligible Inventory of the Parent, until September 30, 1996, at which time and at all times thereafter such Spare Parts and Packing Inventory shall be excluded from Eligible Inventory."

          (c)  The definition of "Individual Maximum Revolver
Amount" contained in Section 1.1 is hereby amended by deleting
Subsection (1)(a)(ii) and inserting in lieu thereof the following:

               "(ii)the sum of

                    (A) eighty-five percent (85%) of the Net
Amount of the Eligible Accounts of the Parent; plus (B) the sum of (x) sixty-five (65%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible
Inventory of the Parent consisting of raw material or semi-finished or finished goods plus (y) fifty percent (50%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory of the Parent consisting of supplies and Spare Parts and Packing Inventory; provided (1) at no time shall the sum of the outstanding Revolving Loans to the Parent based upon the value of Eligible Inventory exceed: $71,500,000 prior to March 31, 1996; $67,500,000 from March 31, 1996 to and including June 29, 1996;
$65,000,000 from June 30, 1996 to and including September
29, 1996, and $62,500,000 thereafter; and (2) at no time shall the sum of the outstanding Revolving Loans to the Parent based upon the value of Spare Parts and Packing
Inventory exceed:  $5,000,000 prior to June 30, 1996;
$2,500,000 from June 30, 1996 to and including September 29,
1996, and $0 thereafter."

          (d) The definition of "Maximum Revolver Amount" contained in Section 1.1 is hereby amended by deleting Subsection
(a)(ii) and inserting in lieu thereof the following:

               "(ii)the sum of

                    (A) eighty-five percent (85%) of the Net
Amount of the Eligible Accounts; plus (B) the sum of (x) sixty-five (65%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory
consisting of raw material or semi-finished or finished goods plus (y) fifty percent (50%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory consisting of supplies and Spare Parts and Packing Inventory; provided (1) at no time shall the sum of the outstanding Revolving Loans based upon the value of Eligible Inventory exceed $71,500,000 prior to March 31, 1996; $67,500,000 from March 31, 1996 to and including June 29, 1996; $65,000,000 from June 30, 1996 to and including
September 29, 1996, and $62,500,000 thereafter; and (2) at no time shall the sum of the Parent's outstanding Revolving Loans based upon the value of Spare Parts and Packing Inventory exceed: $5,000,000 prior to June 30, 1996; $2,500,000 from
June 30, 1996 to and including September 29, 1996; and $0 thereafter."

          (e) Subsection 3.1(a) of the Loan Agreement is hereby amended by the addition of a new subsection 3.1(a)(iii) which shall read in its entirety as follows:


               "(iii) For Revolving Loans to the Parent based upon the value of Spare Parts and Packing Inventory at a per annum rate equal to two and one-half percent (2.50%) plus the Base Rate and such Revolving Loans may not be borrowed as or converted into LIBOR Revolving Loans."

          (f) Section 4.8 of the Loan Agreement is hereby amended by the addition of the following language immediately after the parenthetical phrase appearing in clause fourth:

     ", with such payments to be applied first in satisfaction of any Revolving Loans which bear interest at a rate determined by reference to subsection 3.1(a)(iii),"

          (g) Section 8.24 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

          "8.24     Consolidated Fixed Charge Coverage Ratio.
The Borrowers will maintain a Consolidated Fixed Charge Coverage Ratio, determined as of the end of each fiscal quarter for the four fiscal quarter period ending on such date, of not less than (a) 1.0 to 1.0 for the period ending December 31, 1995; (b) 0.9 to 1.0 for the periods ending March 31, 1996, and June 30, 1996; and (c) 1.1 to 1.0 as of the end
of each fiscal quarter thereafter.

     Section 2. Conditions to Amendment. This Amendment shall become effective upon the receipt by the Agent of the following:

          (a) six counterparts of this Amendment, executed by each Borrower, and each Lender;

          (b) a certificate signed by the President or a Vice President and the Chief Financial Officer or Treasurer of each Borrower, in form and substance satisfactory to the Agent and the Majority Lenders; and
          (c) an amendment fee in the amount of $50,000 which fee shall be distributed by the Agent to the Lenders in accordance with each Lender's Pro Rata Share.

     Section 3. Representations and Warranties. Each Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (ii) the representations and warranties contained in the Amended Loan Agreement, are correct in all material respects as though made on and as of the date of this Amendment, and (iii) no Event of Default has occurred and is continuing.

     Section 4.     Reference to and Effect on the Amended Loan
Agreement.

          (a) Upon the effectiveness of this Agreement, each reference in the Amended Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Amended Loan Agreement, as amended hereby, and each reference to the Amended Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Amended Loan Agreement shall mean and be a reference to the Amended Loan Agreement, as amended hereby.

          (b)  Except as specifically amended above, the Amended
Loan Agreement and all other documents, instruments, and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or the Lenders under the Amended Loan
Agreement, nor constitute a waiver of any provision of the Amended Loan Agreement, except as specifically set forth herein.

     Section 5. Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 6.     Governing Law.  This Amendment shall be
governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the state of Illinois.

     Section 7. Legal Fees. Borrower agrees to pay to the agent, for its benefit, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Amendment, including, without limitation, the allocated costs of Agent's in-house counsel fees.


     Section 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of December 7, 1995.

                    LACLEDE STEEL COMPANY

                    By:
                    Michael H. Lane, Vice President


                    LACLEDE CHAIN MANUFACTURING COMPANY

                    By:
                    Michael H. Lane, Vice President


                    LACLEDE MID AMERICA INC.

                    By:
                    Michael H. Lane, Vice President


                    BANKAMERICA BUSINESS CREDIT, INC.,
                    as the Agent

                    By:
                    Michael J. Jasaitis, Vice President


                    BANKAMERICA BUSINESS CREDIT, INC.,
                    as a Lender

                    By:
                    Michael J. Jasaitis, Vice President




               [SIGNATURES CONTINUED ON NEXT PAGE.]






                    THE BANK OF NEW YORK COMMERCIAL
                    CORPORATION, as a Lender

                    By:
                    Robert V. Love, Assistant Vice President


                    THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, as a Lender

                    By:
                    Clyde F. Wendel, Senior Vice President


































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